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EXHIBIT 11

	For the three months ended March 31,
	2009	2008
BASIC
Weighted average common shares used to compute basic earnings per share	9,904,000	8,909,000

Net income—continuing operations	$81,000	$87,000

Basic net income per share—continuing operations	$0.01	$0.01

Net loss—discontinued operations	$(12,000)	$—

Basic net loss per share—discontinued operations	$(0.00)	$—

Total net income	$69,000	$87,000

Total basic net income per share	$0.01	$0.01

DILUTED
Weighted average common shares used to compute basic earnings per share	9,904,000	8,909,000
Dilutive common equivalent shares attributable to stock options (based on average market price)	71,000	144,000

Weighted average common shares and equivalents used to compute diluted earnings per share	9,975,000	9,053,000

Net income—continuing operations	$81,000	$87,000

Diluted net income per share—continuing operations	$0.01	$0.01

Net loss—discontinued operations	$(12,000)	$—

Diluted net loss per share—discontinued operations	$(0.00)	$—

Total net income	$69,000	$87,000

Total diluted net income per share	$0.01	$0.01

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  EXHIBIT 11